Exhibit 99.1

News from Graham Packaging

Contact:

Donald C. Sarvey

Editorial Enterprises, Inc.

(717) 236-7716

editorialenterprises@earthlink.net

March 31, 2006

FOR IMMEDIATE RELEASE

Graham Packaging gains in sales and operating income

YORK, Pennsylvania, USA—Graham Packaging Holdings Company, parent company of Graham Packaging Company, L.P., today reported net sales of $2,473.4 million for the year ended December 31, 2005, an increase of $1,120.4 million, or 82.8 percent, over 2004.

“The increase in net sales was due to the ongoing impact of our acquisition of O-I Plastic Containers (O-I PC) in 2004, the principal driver of a 53.9 percent increase overall in container units sold, and an increase in resin prices,” Graham Packaging Chairman and CEO Philip R. Yates said.

“We are pleased with the jump in net sales, but 2005 was a challenging year in many respects,” Yates said. “Obviously, the unprecedented supply and pricing of resin related to the fall hurricanes impacted the entire industry. Through extraordinary efforts, the incurrence of certain costs and a related increase in inventories, we were able to keep all of our customers supplied during a difficult period.”

Nonetheless, Yates said the company’s North American sales were up 90.8 percent in 2005. Sales increased across the board in all of its product categories. Yates said sales were up 38.5 percent in Europe and 49.6 percent in South America.

“We continued to make significant headway in 2005 with the integration of O-I PC, and the results of this integration have met our expectation,” Yates said.

Graham Packaging purchased O-I PC in the fall of 2004, nearly doubling the size of the company. The company’s global network now consists of 8,900 employees at 88 facilities that account for nearly 1,000 production lines worldwide.

“We have begun to see some of the synergies, productivity enhancements, and portfolio growth that we anticipated at the outset of the integration process,” Yates said, “and we expect the beneficial effects to become even more evident as we move forward.”

Exhibit 99.1

Chief Financial Officer John E. Hamilton said operating income for 2005 was $147.1 million, an increase of $49.0 million, or 49.9 percent, over 2004 operating income of $98.1 million. 2005 operating income included reorganization and transaction related costs and project start-up costs of $59.3 million versus $36.7 million in 2004.

Hamilton said net interest expense increased to $184.4 million in 2005, up by $43.9 million over 2004. He said the increase was primarily related to significantly higher debt levels in 2005 following the company’s refinancing to acquire O-I PC, partially offset by 2004 having included the write-off of debt issuance fees from the company’s prior senior credit agreement and tender and call premia associated with the redemption of the company’s prior senior subordinated notes and senior discount notes.

As a result, Hamilton said, the company recorded a net loss of $52.6 million in 2005, compared to a net loss of $40.6 million in 2004.

He added, however, that for 2005, covenant compliance EBITDA (earnings before interest, taxes, depreciation and amortization)* was $474.2 million. Without certain pro forma adjustments of $41 million, covenant compliance EBITDA for 2005 was $433.2 million.

Reconciliation of net loss to EBITDA

Year Ended
December 31, 2005
(In millions)
Net loss	$(52.6)
Interest income	(0.6)
Interest expense	185.0
Income tax provision	14.4
Depreciation and amortization	214.6
EBITDA	$360.8

Reconciliation of EBITDA to Covenant Compliance EBITDA

Year Ended
December 31, 2005
(In millions)
EBITDA	$360.8
Minority interest	0.7
Impairment charges	7.3
Fees related to monitoring agreements (a)	5.0
Non-recurring items (b)	59.4
Pro forma adjustments (c)	41.0
Covenant compliance EBITDA	$474.2
(a)	Represents annual fees paid to Blackstone and a limited partner of Holdings under monitoring agreements.
(b)	The company is required to adjust EBITDA, as defined above, for the following non-recurring items:

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Exhibit 99.1

Year Ended
December 31, 2005
(In millions)
Reorganization and transaction related costs (i)	$38.5
Project startup costs (ii)	20.9
$59.4
(i)	Represents non-recurring costs related to the acquisition of O-I Plastic, global reorganization costs and other costs
(ii)	Represents non-recurring costs associated with project startups.

(c) The company is required to adjust EBITDA for synergy cost savings, as defined in the Credit Agreement, and the pro forma impact of acquisitions.

*Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Covenant compliance EBITDA is calculated in the Credit Agreements and Indentures by adding minority interest, extraordinary items, interest expense, interest income, income taxes, depreciation and amortization expense, impairment charges, the ongoing per-year fees paid to certain of the partners of Holdings under existing agreements, non-cash equity in earnings of joint ventures, other non-cash charges, recapitalization expenses, special charges and unusual items and certain other charges to net income (loss) and is a calculation used for certain covenant tests applicable in 2005.

Graham Packaging, based in York, is a worldwide leader in technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care/specialty, and automotive lubricants product categories. The company produces more than 20 billion container units at 88 plants in North America, Europe, and South America, and had 2005 sales for the last 12 months of $2.5 billion.

The company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; the leading supplier of plastic containers for liquid laundry detergent; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company’s control. For a description of these uncertainties and risk factors, and for a more complete description of the company’s results of operations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

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